Employment Term Sheet

This term sheet sets forth the key management compensation terms of arrangements concerning the employment of Executive (as defined below) by CEC Entertainment, Inc. (the "Company").

Name:	Michael Hartman ("Executive").
Position/Duties:	Chief Marketing Officer.
Annual Base Salary:	Executive's annual base salary (i) shall be $280,000.00 ("Base Salary"), (ii) shall be paid in cash in accordance with the customary payroll practices of the Company, and (iii) shall be prorated for partial calendar years of employment.
Annual Bonus:	Executive shall be eligible to receive an annual bonus (the "Bonus") targeted at 75% of Base Salary, contingent upon the achievement of qualitative and quantitative performance goals approved by the Board of Directors of the Company (the "Board"). The Bonus will be paid in accordance with the terms of the Company bonus plan as in effect from time to time.
Benefits:	Executive will be eligible to participate in the Company's employee benefit plans generally applicable to new senior executives in accordance with the terms and conditions set forth in such plans, including reimbursement of up to $2,500.00 for annual executive physical examination. Executive shall be entitled to take up to twenty (20) days of paid vacation per year.
Investment Equity:	Executive shall invest a total of $250,000.00 in Queso Holdings Inc. ("Holdings"). Such investment (i) shall be in common stock of Holdings ("Common Stock") that is the same class of stock as the securities acquired by AP VIII Queso Holdings L.P. ("Apollo"), (ii) shall be made at a valuation equal to fair market value of the Common Stock, without discount for lack of marketability or other factors commonly associated with privately held stock (the "Investment Price"), and (iii) shall be made as follows: (A) $100,000 by check or money order made payable to Holdings and delivered to the Company by no later than March 22, 2015; and (B) Up to $75,000 of Executive's Bonus, after deduction of taxes ("Net Bonus"), in each year of Executive's employment, until the total additional amount of $150,000 has been invested. As an example, if Executive's 2015 Net Bonus exceeds $75,000, then $75,000 shall be invested in the Company and any balance shall be paid to Executive; however, if the 2015 Net Bonus is less than $75,000, then the entire Net Bonus amount shall be invested.

Options:

Executive will be granted options (the "Options") to purchase 0.3% of the shares of Common Stock on a fully diluted basis with an exercise price equal to fair market value on the date of grant based on the Investment Price (the "Exercise Price"). The Options shall have a maximum term of 10 years (the "Option Term").

Vesting: The Options shall become vested and exercisable as follows, subject to Executive's continuous employment through the relevant vesting dates:

- One third of the Options will vest and become exercisable in five equal installments on each of the first five anniversaries of February 14, 2014 ("Tranche A Options").
- One third of the Options will vest and become exercisable at such time as Apollo realizes at least (i) a 20% internal rate of return and (ii) a two times return on invested capital on its entire investment based on cash proceeds received by Apollo ("Tranche B Options").
- One third of the Options will vest and become exercisable at such time as Apollo realizes at least (i) a 25% internal rate of return and (ii) a three times return on invested capital on its entire investment based on cash proceeds received by Apollo ("Tranche C Options").

Shareholders Agreement:

Executive will be party to an investor rights agreement and option agreement providing for, among other things, tag along rights, drag-along rights, piggyback registration rights (subject to customary underwriter cutbacks in an initial public offering), and certain transfer restrictions.

Severance:

Subject to Executive's execution and non-revocation of a release in a form reasonably determined by the Company not later than 55 days following the Executive's termination of employment, in the event that Executive's employment is terminated by the Company without Cause (as defined below.), the Company shall provide Executive with severance in an amount equal to one times the sum of Executive's Base Salary, as well as any Bonus payment that Executive is or would have been eligible to receive pursuant to the Company's bonus plan then in effect.

Payment of the severance shall be in a lump sum no later than 60 days after Executive's termination.

"Cause" shall mean Executive's (i) conviction, plea of no contest, plea of *nolo contendere*, or imposition of unadjudicated probation for any felony or a crime of moral turpitude, (ii) commission of an act of fraud or embezzlement, (iii) commission of an act of gross negligence or

willful gross misconduct that results or could reasonably be expected to result in harm to the Company's business or reputation, (iv) breach of any terms of Executive's employment in any material respect (other than any such failure resulting from Executive's disability), which results or could reasonably be expected to result in harm to the Company's business or reputation, or (v) continued willful failure to substantially perform Executive's duties under the employment agreement. Executive's employment shall not be terminated for "Cause" within the meaning of clauses (iv) or (v) above unless Executive has been given written notice by the Company stating the basis for such termination and Executive is given 30 days to cure, to the extent curable, the neglect or conduct that is the basis of any such claim.

Restrictive Covenants: Executive shall be subject to a (i) 12-month post-termination noncompetition covenant, (ii) 12-month post-termination nonsolicitation covenant, (iii) perpetual confidentiality covenant, and (iv) perpetual non-disparagement covenant, the specific terms of which are stated in the attached Appendix A.

Relocation Expenses: The Company shall reimburse up to $150,000 in relocation expenses, including without limitation all costs related to the sale of Executive's current residence, costs related to the search for and purchase of a residence in Texas, and moving and related travel expenses, upon Executive's presentation to the Company of receipts for all such expenses. If Executive resigns within the first year of employment, however, he will reimburse the Company for all relocation expenses paid by the Company under this provision.

Withholding: Payments due to Executive hereunder shall be subject to withholding in accordance with applicable tax laws or regulations.

Confidentiality: Unless required by law, the terms and conditions in the employment agreement (and any successor employment agreement) shall remain confidential.

Contingent Offer: This offer is contingent upon your successful completion of a pre-employment background screen, including credit history, drug screen and verification of your employment eligibility to work in the U.S.

THIS TERM SHEET DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SECURITIES OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO.

PROSPECTIVE INVESTORS ARE NOT TO CONSTRUE THE CONTENTS OF THIS TERM SHEET AS LEGAL, INVESTMENT, OR TAX ADVICE. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR ADVISORS AS TO LEGAL, INVESTMENT, TAX, AND RELATED MATTERS CONCERNING AN INVESTMENT BY SUCH PROSPECTIVE INVESTORS IN THE COMPANY.

By signing below, the parties agree that this term sheet shall be binding upon the parties and constitutes a binding commitment on the part of Executive to invest in the Investment Equity in the manner provided above, subject to the conditions indicated above. The parties shall negotiate in good faith a formal employment agreement and other definitive agreements consistent with this term sheet.

CEC ENTERTAINMENT, INC.

By: ______________________
Name: Thomas Leverton
Title: Chief Executive Officer

EXECUTIVE

____
Michael Hartman.

Dated: 12/17/________, 2014

APPENDIX A

RESTRICTIVE COVENANTS

Executive acknowledges that he has received good and valuable consideration for the restrictive covenants set forth herein, including the right to acquire and own Securities of the Company, the employment by the Company or its Subsidiaries and the related compensation and benefits and other good and valuable consideration, the sufficiency of which is hereby acknowledged. Executive shall be bound by the provisions contained in this Appendix A. The restrictions contained in this Appendix A are in addition to, and not in lieu of, any Company policy or employment, severance or similar agreement to which Executive is subject.

(a) Non-Compete.

(i) Executive acknowledges that, in the course of his employment with the Company and/or its Subsidiaries and their predecessors, he has become familiar, or will become familiar, with the Company's and its Subsidiaries' and their predecessors' trade secrets and with other Company Information (as defined below) and that his services have been and will be of special, unique and extraordinary value to the Company and its Subsidiaries Therefore, Executive agrees that, during the period commencing on the date hereof and ending on the date twelve months after the date on which Executive ceases to provide Services (the "Non-Compete Period"), Executive shall not, directly or indirectly, own any interest in, manage, control, participate in (whether as an officer, director, manager, employee, partner, equity holder, member, agent, representative or otherwise), consult with, render services for, or in any other manner engage, directly or indirectly, in the restaurant and/or family entertainment business (excluding any fine dining restaurant business) in any market in which the Company or its Subsidiaries is conducting business or has taken material steps to conduct business as of the Termination of Services; provided, however, that nothing in this Appendix A shall prohibit Executive from (x) owning or operating a restaurant with a single location or (y) being a passive owner of not more than 2% of the outstanding stock of any class of a corporation that is publicly traded, so long as none of such Persons has any active participation in the business of such corporation.

(ii) Executive understands that the foregoing restrictions may limit his ability to earn a livelihood in a business similar to the business of the Company and any of its Subsidiaries, but he nevertheless believes that he has received and will receive sufficient consideration and other benefits as a stockholder and/or an employee of the Company or its Subsidiaries and as otherwise provided hereunder or as described in the recitals to this Agreement to clearly justify such restrictions, which, in any event (given his education, skills and ability), Executive does not believe would prevent him from otherwise earning a living. Executive has carefully considered the nature

and extent of the restrictions placed upon him by this Agreement, and hereby acknowledges and agrees that such restrictions are reasonable in time and territory and do not confer a benefit upon the Company disproportionate to the detriment that such restrictions may cause Executive.

(b) Non-Solicitation. Executive agrees that, without the Company's prior written consent, he shall not directly or indirectly through another Person (A) induce or attempt to induce any employee, representative, agent or consultant of the Company or any of its Affiliates or Subsidiaries to leave the employ or services of the Company or any of its Affiliates or Subsidiaries, or interfere with the relationship between the Company or any of its Affiliates or Subsidiaries and any employee, representative, agent or consultant thereof, provided that Executive shall not be restricted from engaging in general solicitations not directed at any such persons described in this clause (A), (B) hire any person who was an employee, representative, agent or consultant of the Company or any of its Affiliates or Subsidiaries at any time during the 12-month period immediately prior to the date on which such hiring would take place, or (C) directly or indirectly induce or attempt to induce any customer, supplier, licensee, licensor, representative, agent or other business relation of the Company or any of its Affiliates or Subsidiaries to cease doing business with, or reduce the amount of business conducted with, the Company or any of its Affiliates or Subsidiaries, or interfere with the relationship between any such customer, supplier, licensee, licensor, representative, agent or business relation. The provisions set forth in this clause (b) of Appendix A shall terminate with respect to Executive, on the later of (x) the first anniversary of the Termination of Services of Executive or (y) the date on which the Executive ceases to receive any payments related to salary, bonus or severance from the Company or any of its Subsidiaries.

(c) Company Information.

(i) Executive agrees that he shall not disclose or use at any time, either during any period in which he provides Services or thereafter, any Company Information of which he is or becomes aware, whether or not such information is developed by him, except (A) to the extent that such disclosure or use is directly related to and required by his performance in good faith of duties assigned to him by the Company, or (B) as may be required by an order of a court of competent jurisdiction; provided that (I) prior to any such disclosure pursuant to clause (B), to the extent legally permissible and reasonably possible, Executive shall notify the Company as promptly as practicable, and in any event prior to any disclosure, of such requirement so that the Company may seek an appropriate protective order or waive compliance with the provisions of this clause (c) of Appendix A, and (II) in the absence of such a protective order or the receipt of a waiver hereunder, Executive may disclose only such Company Information to the extent necessary to comply with such requirement. Executive will take all appropriate steps to safeguard Company Information in Executive's possession and to protect it against disclosure, misuse, espionage, loss and theft. Executive shall deliver to the Company at the termination of any

period during which Executive provides Services, or at any time the Company may request, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof) relating to the Company Information or the Work Product (as defined below) of the business of the Company and its Affiliates that Executive may then possess or have under his control.

(ii) As used in this Agreement, the term "Company Information" means Confidential Information that is used, developed or obtained by the Company and its Affiliates in connection with its business, including, but not limited to, information, observations and data obtained by Executive while employed by the Company or any of its Affiliates concerning (A) the business or affairs of the Company or any of its Affiliates,(B) products or services, (C) fees, costs and pricing structures, (D) designs, (E) analyses, (F) drawings, photographs and reports, (G) computer software, including operating systems, applications and program listings, (H) flow charts, manuals and documentation, (I) databases, (J) accounting and business methods, (K) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (L) customers and clients and customer or client lists, (M) other copyrightable works, (N) all production methods, processes, technology and trade secrets and (O) all similar and related information in whatever form. Company Information will not include any information that has been published in a form generally available to the public prior to the date Executive proposes to disclose or use such information. Company Information will not be deemed to have been published merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published in combination.

(iii) As used in this Agreement, the term "Work Product" means all inventions, innovations, improvements, technical information, systems, software developments, methods, designs, analyses, drawings, reports, service marks, trademarks, trade names, logos and all similar or related information (whether patentable or unpatentable) that relate to the Company's or any of its Affiliates' actual or anticipated business, research and development or existing or future products or services and that are conceived, developed or made by Executive (whether or not during usual business hours and whether or not alone or in conjunction with any other person) while employed by the Company together with all patent applications, letters patent, trademark, trade name and service mark applications or registrations, copyrights and reissues thereof that may be granted for or upon any of the foregoing.

(iv) To the extent, if any, that Executive retains any right, title or interest with respect to any Work Product that he develops during his employment with the Company, Executive grants to the Company an irrevocable, paid-up,

transferable, sub-licensable, worldwide right and license (A) to modify all or any portion of such Work Product, including, without limitation, the making of additions to or deletions from such Work Product, regardless of the medium (now or hereafter known) into which such Work Product may be modified and regardless of the effect of such modifications on the integrity of such Inventions and (B) to identify Executive, or not to identify Executive, as one or more authors of or contributors to such Work Product or any portion thereof, whether or not such Work Product or any portion thereof have been modified. Executive further waives any "moral" rights, or other rights with respect to attribution of authorship or integrity of such Work Product that he may have under any applicable law, whether under copyright, trademark, unfair competition, defamation, right of privacy, contract, tort or other legal theory.

(d) Non-Disparagement. In the event of Executive's Termination of Services, Executive agrees to refrain from making or publishing, whether publicly or privately, any disparaging, false, misleading, or derogatory remarks, comments, or statements, whether written or oral, to any person about the Company and/or any of its owner, affiliates, subsidiaries, officers, directors, their respective personnel, and their respective products and services; except to the extent otherwise required by applicable law, and then only after consultation with the Company to the extent possible. Likewise, the Company's Board and senior management shall refrain from making or publishing, whether publicly or privately, any disparaging, false, misleading, or derogatory remarks, comments, or statements, whether written or oral, to any person about Executive and/or Executive's performance during the term of his employment with the Company.

(e) Construction; Specific Performance. If any of the restrictions contained in this Appendix A is found by any court of competent jurisdiction to be unenforceable because it is too broad, then such restriction shall nevertheless remain effective but shall be considered amended to have the broadest terms that such court may find enforceable; and Executive acknowledges and agrees that any breach by Executive of any provision of this Appendix A, would cause irreparable damage to the Company and its Subsidiaries for which monetary damages and other remedies at law may not be adequate. Therefore, if Executive is in breach of any provision of this Appendix A, the parties hereto agree that the Company or any of its Subsidiaries, or any of them acting alone, shall be entitled, in addition to the other remedies as may be provided by applicable law, to specific performance, injunctive relief and other equitable relief to prevent or restrain a breach of, or to enforce, this Appendix A, which right to equitable relief will not be exclusive of, but will be in addition to, all other remedies to which the Company or any of its Subsidiaries may be entitled under this Agreement, at law, or in equity (including, without limitation, the right to recover monetary damages).

(f) Capitalized Terms. All capitalized terms not defined herein shall have the same meanings as defined in that certain Investor Rights Agreement dated August 21, 2014, which Executive shall adopt and to which he shall become a party as a condition of his investment in the Company as described in the Employment Term Sheet.